Exhibit 99.1

CommScope Stockholders Approve Proxy Proposals

HICKORY, NC, May 5, 2017—The stockholders of CommScope Holding Company, Inc., a global leader in infrastructure solutions for communications networks, approved three proxy proposals today at the company’s annual meeting of stockholders.

CommScope stockholders re-elected Frank M. Drendel, Joanne M. Maguire and Thomas J. Manning as Class I directors for terms ending in 2020 and ratified the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the 2017 fiscal year. In addition, stockholders approved, on an advisory (nonbinding) basis, the compensation of the company’s named executive officers.

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About CommScope:

CommScope (NASDAQ: COMM) helps companies around the world design, build and manage their wired and wireless networks. Our vast portfolio of network infrastructure includes some of the world’s most robust and innovative wireless and fiber optic solutions. Our talented and experienced global team is driven to help customers increase bandwidth; maximize existing capacity; improve network performance and availability; increase energy efficiency; and simplify technology migration. You will find our solutions in the largest buildings, venues and outdoor spaces; in data centers and buildings of all shapes, sizes and complexity; at wireless cell sites; in telecom central offices and cable headends; in FTTx deployments; and in airports, trains, and tunnels. Vital networks around the world run on CommScope solutions.

Investor Contact:	News Media Contact:
Jennifer Crawford, CommScope	Rick Aspan, CommScope
+1 828-323-4970	+1 708-236-6568
jennifer.crawford@commscope.com	publicrelations@commscope.com

Source: CommScope